                                                                    Exhibit 99.1

Contacts:         For media:        John Calagna
                                    212-578-6252
                                    jcalagna@metlife.com

                  For investors:    Kevin Helmintoller
                                    212-578-5140
                                    helmintoller@metlife.com



                    METLIFE ANNOUNCES ORGANIZATIONAL CHANGES

NEW YORK, June 26, 2002 -- MetLife, Inc. (NYSE: MET) today announced that as the result of the annual leadership review process encompassing the MetLife enterprise, the company has made some moves and added new responsibilities at the senior management level.

"I am convinced that broadening the experience of our associates throughout their careers will create stronger leadership for the future," said MetLife chairman and chief executive officer Robert H. Benmosche. "I believe that through these changes we can add new perspective and expertise throughout the organization that will drive new levels of innovation, while at the same time focusing on making customer service our number one business priority."

In total, MetLife has made 26 changes in job moves or expansions at the senior level this year, on top of 63 over the last two years, affecting the top 300 executives in the company. The following are senior level position changes, effective July 1:

     As part of MetLife's ongoing efforts to bring together all administrative functions, Ethics and Compliance, under senior vice president Lou Ragusa, will report to Lisa Weber, MetLife's senior executive vice president and chief administrative officer. In addition to Ethics and Compliance, Lou Ragusa will take on new responsibility for Facilities and Services.

     Vice president Mike Zarcone will assume responsibility for Government and Industry Relations with the retirement of Vince Reusing, effective September 1.

     Senior vice president Chris Cawley will be responsible for the Customer Response Center (which receives in excess of 34 million calls per year), Remittance Processing and Reengineering, focusing on customer service delivery for the entire MetLife enterprise.

     Senior vice president Bill Mullaney moves from Institutional Business to MetLife Auto and Home, heading Claims and Corporate Business Solutions.

     In Individual Business, Mike Farrell will become chief executive officer of MetLife Investors Group, the company's annuity and life distribution channel through banks, broker-dealers and wire houses. MetLife Investors was created through combining Security First Group, which MetLife acquired in 1997 and with COVA, which MetLife acquired through the 2000 acquisition of GenAmerica Financial. Mike Farrell brings over 25 years of broad industry experience to his new role, and since joining MetLife in early 2001, has led the MetLife Resources distribution channel through a period of positive growth and change. MetLife Resources sells annuities in the not-for-profit, educational and health care markets. Former co-CEOs Greg Brakovich and Jamie Shepherdson have left MetLife Investors Group.

     Senior vice president Vince Vitiello continues his responsibility as a zone vice president for the reorganized North Atlantic Zone and takes on responsibility for enterprise wide multicultural marketing efforts.

     Senior vice president Eugene Marks moves from Institutional Business to Individual Business and assumes responsibility as zone vice president for the newly established South Atlantic Zone.

     Nathan and Lewis president Jay Lewis will continue his responsibility for all Broker/Dealer operations and assume responsibility for all non-proprietary protection products for Individual Business.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

                                      # # #